Exhibit 99.1

Superior Essex Inc. Reports Strong Revenue and Profit Growth in 2004 Fourth Quarter

          ATLANTA, Feb. 17 /PRNewswire-FirstCall/ -- Superior Essex Inc. (Nasdaq: SPSX), one of the largest wire and cable companies in North America, today reported revenues of $383 million for the three months ended December 31, 2004 and net income of $3.6 million, or $0.21 per diluted share.  For the full year, revenues totaled $1.4 billion and net income was $10.5 million, or $0.63 per diluted share.  The 2004 fourth quarter results included a net credit of $0.02 per share for special items.  The 2004 full year results included net deductions of $0.14 per diluted share for the special items.

          “We have completed an outstanding year on a positive note,” said Stephen M. Carter, Chief Executive Officer of Superior Essex Inc.  “We achieved substantial year over year gains in revenues and profitability in each quarter of 2004, with performance in the current quarter representing the strongest year-over-year comparative results to date.  The fourth quarter is normally our slowest seasonal period with sequential quarter revenue reductions typically in the range of 10-15%.  However, this year’s fourth quarter demand remained relatively strong throughout, aided by the addition of revenues from the September 2004 Nexans asset acquisition and increased demand due to hurricane repair orders in the southeastern U.S.  The stronger comparative demand levels gave rise to higher production throughput and improved cost absorption and profitability.”

          Financial Results Presentation
          Superior Essex Inc. (“Superior Essex” or the “Company”) was incorporated in 2003, and on November 10, 2003 acquired the assets of, and the businesses formerly conducted by, Superior TeleCom Inc. (“Superior TeleCom”) through a Plan of Reorganization under Chapter 11 of the Bankruptcy Code.  Superior TeleCom’s historical results for the period from January 1 through November 10, 2003 are being presented along with the results of Superior Essex from November 11 to December 31, 2003, and for the fourth quarter and full year in 2004.  The historical financial results of Superior TeleCom are not necessarily comparable with the financial results of Superior Essex due to the adoption by Superior Essex of “fresh-start” reporting and the significant change in capital structure resulting from the Plan of Reorganization.

          The Company is providing certain supplemental comparative financial information on a combined basis for Superior Essex and Superior TeleCom for the 2003 fourth quarter and full year periods.  This combined financial information is presented on both a consolidated and business segment basis. The usefulness of this information may be limited due to the aforementioned factors, including the application of “fresh-start” reporting.  Unless otherwise indicated, references to results in this press release for the fourth quarter and full year 2003 reflect combined results for Superior Essex and Superior TeleCom.

          Fourth Quarter and Full Year Financial Results
          For the quarter ended December 31, 2004, Superior Essex reported revenues of $383 million, compared to revenues of $242 million reported in the fourth quarter of 2003.  The increase in 2004 quarterly revenues included the impact of higher copper prices, incremental revenues from the Belden and Nexans asset acquisitions, and stronger seasonally adjusted demand in both Core Businesses (which include the Company’s Communications Cable and Magnet Wire & Distribution segments).  Adjusted to a constant cost of copper (“copper adjusted”), fourth quarter 2004 consolidated revenues grew 31% compared to the fourth quarter of 2003 and Core Business revenues increased 35% on a copper adjusted basis.

          Net income for the fourth quarter of 2004 was $3.6 million or $0.21 per diluted share.  Net income included net after-tax credits of $0.4 million ($0.02 per diluted share) from special items that are detailed in Table 1. Operating income was $12.1 million in the 2004 fourth quarter as compared to $0.6 million in the 2003 fourth quarter.  Adjusted EBITDA, a non-GAAP financial measure (defined in the attached tables), was $19.8 million for the 2004 fourth quarter as compared to $9.2 million in the prior year fourth quarter and $20.4 million in the 2004 third quarter.

          For the twelve months ended December 31, 2004, Superior Essex reported revenues of $1.425 billion, compared to $988 million in 2003.  Adjusted to a constant cost of copper, consolidated revenues increased 18% in 2004 compared to 2003 and Core Business revenues increased 21% for this same period.

          Net income for the 2004 full year was $10.5 million or $0.63 per diluted share.  Net income included net after-tax deductions of $2.3 million ($0.14 per diluted share) from special items that are detailed in Table 1.  Operating income in 2004 was $43.6 million as compared to $15.3 million in 2003. Adjusted EBITDA for the full year 2004 was $71.4 million (which includes a partial year impact from the Belden and Nexans asset acquisitions) as compared to Adjusted EBITDA of $53.6 million for the full year 2003.

          Business Segment Operating Results

          Communications Cable
          The Communications Cable (or “Communications”) segment reported 2004 fourth quarter revenues of $151 million, an 86% increase over fourth quarter 2003 revenues of $81 million.  On a copper adjusted basis 2004 fourth quarter revenues increased 62% as compared to the fourth quarter of 2003.  For the full year, 2004 revenues totaled $530 million, a copper adjusted increase of 39% versus 2003.

          The 2004 fourth quarter sales included increased volume from the June 2004 Belden asset acquisition, which accounted for copper adjusted revenue growth of approximately 50% and 30% for the 2004 three month and full year period, respectively.  In addition, the Company benefited in the 2004 fourth quarter from demand due to hurricane damage in the southeastern U.S., as well as from strong growth in the fiber optic and premises wire and cable product lines of 47% and 37% for the 2004 fourth quarter and full year, respectively.

          The Communications’ segment profit margins expanded year-over-year reflecting improved manufacturing cost absorption from both increased volume and production throughput.  As a result, Adjusted EBITDA for the Communications segment increased to $15.1 million in the fourth quarter of 2004, compared to $5.8 million in the fourth quarter of 2003.  For the full year, Adjusted EBITDA increased to $44.9 million in 2004 from $31.0 million in 2003.

          Magnet Wire and Distribution
          The Magnet Wire and Distribution (or “Magnet Wire”) segment reported 2004 fourth quarter revenues of $158 million, compared to revenues of $115 million in the fourth quarter of 2003.  The Magnet Wire segment achieved its fourth consecutive quarter of comparative sales growth, with copper adjusted revenues increasing in the December 2004 quarter by 15% compared to the fourth quarter of 2003.  For the full year, 2004 revenues totaled $612 million, an 8% copper adjusted increase over 2003.

          Fourth quarter 2004 results included incremental revenues from the September 2004 acquisition of the U.S. magnet wire assets from Nexans.  The incremental volume from the Nexans acquisition accounted for approximately one-half of the fourth quarter revenue increase, with the balance attributable to organic growth including continued strong performance in the Company’s distribution subsidiary, Essex Brownell, and increased demand for magnet wire in the power generation/energy sector.

          Profit margins in the Magnet Wire segment in the 2004 fourth quarter were impacted by higher material and energy costs; however, this was partially offset through price surcharges introduced in the second half of the fourth quarter.  2004 fourth quarter profit margins also reflected a $1.5 million gain resulting from seasonal depletion of copper inventories in December, which occurred in an environment of rising copper prices.  As a result of increased revenues and the other factors noted which impacted profitability, Adjusted EBITDA for the magnet wire segment was $9.6 million in the 2004 fourth quarter, compared to $5.2 million in the 2003 fourth quarter.  For the full year, Adjusted EBITDA totaled $39.5 million in 2004, compared to $32.1 million in 2003.

          Copper Rod
          The Copper Rod segment reported revenues of $74 million in the 2004 fourth quarter, representing a copper adjusted increase of 11% as compared to the 2003 fourth quarter.  For the full year, 2004 revenues totaled $283 million, a copper adjusted increase of 7% compared to 2003.

          Corporate
          Corporate and other expenses increased by $4 million compared to the fourth quarter of 2003, reflecting increased costs for Sarbanes-Oxley compliance and higher non-cash compensation expense charges.

          Debt, Capital Structure and Liquidity
          The Company reported total debt at December 31, 2004 of approximately $293 million and net debt (debt net of cash and cash equivalents) of approximately $275 million.  This represents a $28 million reduction in total debt for the 2004 fourth quarter and a $42 million reduction in net debt compared to September 30, 2004.

          The net debt decrease in part reflects normal seasonal inventory and accounts receivable reductions associated with the year-end decline in sales volumes.  The debt reduction also was positively impacted from a rationalization of inventories purchased in the Nexans acquisition, a planned reduction in copper cathode and copper rod inventories consistent with year end manufacturing plant shutdowns, and an earlier than anticipated payment from a major copper rod customer.

          The Company’s total debt at December 31, 2004 included $30 million outstanding on its revolving credit facility.  The Company also had $18 million in cash on hand at December 31, 2004.  As a result, the Company had in excess of $150 million in cash and available liquidity under its revolving credit facility at year end.

          Stephen Carter’s CEO Comments
          Commenting on fourth quarter results, Stephen M. Carter, Chief Executive Officer of Superior Essex, noted “Our fourth quarter results clearly exceeded our expectations at the sales, margin and net income lines as demand levels remained strong through a vast majority of this seasonally slower period. This higher demand led to increased production levels, improved fixed cost absorption and higher margins.

          “Overall, the fourth quarter represented a continuation of the positive momentum we have seen throughout the year.  The 2004 fourth quarter was the first period that we benefited from a full quarter impact of both the Belden and the Nexans asset acquisitions.  As we depleted the acquired inventories and sold more of our internally produced inventory under the acquired customer contracts, product margins improved.  We also continued to experience steady performance in our two largest product lines, copper OSP communications cable and North American magnet wire, which was further favorably impacted in the 2004 fourth quarter by hurricane related orders in the Communications segment and a gain on inventory depletion in the Magnet Wire segment in December.

          “Complementing the stable conditions in our magnet wire and copper OSP product lines was continued significant growth in our other product groups. Our Essex Brownell distribution business again grew revenues at double digit rates year-over-year in the 2004 fourth quarter.  For the full year, Essex Brownell revenues grew more than 10% compared to 2003, and now represent annualized revenues of approximately $250 million.  In Communications, our fiber and premises product groups continued their strong performance, with fourth quarter 2004 revenues growing nearly 50% year-over-year.  These products now account for approximately $120 million of our annualized revenues, and we believe they represent a significant growth opportunity for the Company going forward.

          “Our strong operating performance, combined with year end seasonal working capital benefits, translated into a significant debt reduction for the quarter.  While we do typically experience positive fourth quarter cash flow from reduced levels of receivables and inventory, the magnitude of the reductions achieved in 2004 were greater than we had anticipated due to higher-than-forecasted inventory declines and collections.

          “Building on our strong existing platform, we continue to look for opportunities to grow our business and add value for our shareholders.  In our magnet wire business, we have just announced two separate strategic geographical expansion opportunities.  In China, we plan to construct a greenfield facility that could eventually grow to 44 million pounds of annual capacity, or about $90 million of revenues at today’s copper prices.  We expect the first phase of capacity, about 12 million pounds, to be on line in mid-2006, with an additional 12 million pounds expected to be operational shortly thereafter.  We are very optimistic about achieving profitable utilization rates by initially partnering with our North American customers who have migrated to China.

          “We have also announced our plans to expand geographically into the European magnet wire market by combining our U.K. operations with Nexans, the largest magnet wire producer in Europe, with Superior Essex maintaining majority control of the combined entity.  The extended reach of these two transactions, if consummated, will give us significant positions in the three largest magnet wire markets in the world:  North America, China and Europe.”

          Outlook
          “We are clearly entering 2005 in a much stronger position than 2004.  As a result of recent industry consolidations, capacity utilization in both core markets is greatly improved.  This will continue to benefit our manufacturing cost absorption and overall production costs.  We are also further along in the recovery of underlying North American markets.

          “Balancing this improved position are a number of uncertainties that make precise estimates difficult.  In our Communications business, it is unclear the extent to which fiber optic cable in the telco networks will be used as a replacement for, rather than as a complement to, copper, and how much of this potentially growing fiber market we will gain as a result.  In Magnet Wire, North American demand is subject to the risk of continued migration to low cost markets, such as China and Eastern Europe.  Our ability to offset this risk is contingent in part on expanding our magnet wire business geographically.  In addition, energy and other material costs continue to escalate at a rapid pace stretching the ability of suppliers such as us to keep pace through price increases.

          “In considering all of these factors, we are still confident that we can continue to achieve year-over-year financial growth in the first quarter of 2005, which will include a full quarter benefit in 2005 from the Belden and Nexans acquisitions.  Our first quarter 2005 expectations are for copper adjusted Core Business revenue growth of more than 20% and a diluted EPS increase of approximately 50% as compared to the first quarter of 2004.

          “From a cash flow perspective, we expect to generate meaningful free cash flow on a full year basis before giving effect to the aforementioned magnet wire investment opportunities.  However, in the first quarter of 2005, we would expect our working capital to increase seasonally by approximately $40 million, subject to the impact of changes in copper prices.  This likely will give rise to a seasonal increase in our debt balance in the 2005 first quarter followed by an anticipated reduction in working capital and debt in the second half of the year.”

          Analyst Call Information
          Superior Essex will host an analyst call at 10:00 a.m. (ET), February 18, 2005. During the call, the Company will discuss earnings results and will provide general business updates.

          The dial-in number for financial analysts is 800-362-0571. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com .

          A replay of the call will be available through February 23, 2005 by dialing 800-839-0866.  A webcast replay will also be archived for a limited period on the Company’s website at www.superioressex.com .

          About Superior Essex
          Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company’s website at www.superioressex.com.

          Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, the migration of magnet wire demand to China, fluctuations in the supply, availability and pricing of copper and other principal raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to realize the expected benefits of our acquisition of assets from Belden and Nexans and identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Forms 10-K and 10-K/A for the year ended December 31, 2003.

Table 1
Detail of Special Items Impacting Net Income
Period Ended December 31, 2004
($ in millions, except per share data)

	3 months ended 12/31/2004	12 months ended 12/31/2004

Belden transaction:
Accelerated depreciation of equipment idled as a result of equipment acquired from Belden (classified in “cost of goods sold”)	$(0.6)	$(1.8)
Plant employee training costs for acquisition-related production capacity expansion (principally classified in “cost of goods sold”)	(0.7)	(2.4)
Restructuring items and other charges:
Financial restructuring costs and loss on early extinguishment of debt	(0.4)	(2.4)
Other gains and credits:
Accounting adjustments of certain insurance reserves recorded on the Company’s November 2003 opening balance sheet (classified in “SG&A expenses”)	—	0.5
Settlement gains from prior period litigation and gain on sales of real estate	0.7	0.7
Sub-total	$(1.0)	$(5.4)
Tax impact	0.5	2.2
Income tax benefit related to settlements of, and other adjustments to, prior period (“fresh start”) tax accruals	0.9	0.9
Total impact on net income	$0.4	$(2.3)
Total impact on diluted earnings per share	$0.02	$(0.14)

Superior Essex Inc.
Condensed Consolidated Income Statements (1)
Three Months Ended December 31
($ in millions, except share and per share data)

	Superior Essex Inc. 3 month ended 12/31/04	Superior Essex Inc. 11/11/03 - 12/31/03	Superior Telecom Inc. 11/10/03- 11/10/03

Net sales	$383.2	$126.4	$115.7
Cost of sales	345.0	116.3	102.5
Gross profit	38.2	10.1	13.2
Operating expenses:
Selling, general and administrative	25.7	10.3	9.5
Restructuring items and other charges	0.4	1.2	1.7
Total operating expenses	26.1	11.5	11.2
Operating income (loss)	12.1	(1.4)	2.0
Other income (expense):
Interest expense	(7.0)	(2.7)	(1.5)
Other, net	0.3	0.4	(0.5)
Total interest and other income (expense)	(6.7)	(2.3)	(2.0)
Income (loss) before reorganization items and income taxes	5.4	(3.7)	—
Reorganization items (2)	—	—	931.0
Income tax (expense) benefit	(1.8)	1.3	0.5
Net income (loss)	$3.6	$(2.4)	$931.5
Earnings (loss) per common share
Basic	$0.21	$(0.15)	$42.64
Diluted	$0.21	$(0.15)	$36.28
Shares used for computation (000s)
Basic	16,557	16,500	21,845
Diluted	16,842	16,500	25,676

(1)      Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003.  All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company.  Superior Essex Inc.’s financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.’s Plan of Reorganization, and the application of fresh-start reporting.  Superior Essex Inc.’s financial results are therefore not comparable with those of Superior TeleCom Inc.

(2) Reorganization items for the period 10/1/03 to 11/10/03 consist of the following:

Professional fees	$(7.4)
Gain on cancellation of debt	976.4
Write-off deferred debt issue costs	(22.9)
Fresh-start adjustments	(12.1)
Other	(3.0)
Total	$931.0

Superior Essex Inc.
Condensed Consolidated Income Statements (1)
Twelve Months Ended December 31
($ in millions, except share and per share data)

	Superior Essex Inc. 12 months ended 12/31/04	Superior Essex Inc. 11/11/03 - 12/31/03	Superior TeleCom Inc. 1/1/03 - 11/10/03

Net sales	$1,424.6	$126.4	$861.6
Cost of sales (2)	1,286.1	116.3	764.3
Gross profit	138.5	10.1	97.3
Operating expenses:
Selling, general and administrative	92.9	10.3	72.0
Restructuring items and other charges	2.0	1.2	8.6
Total operating expenses	94.9	11.5	80.6
Operating income (loss)	43.6	(1.4)	16.7
Other income (expense):
Interest expense	(26.3)	(2.7)	(26.7)
Early extinguishment of debt	(0.4)	—	—
Other, net	0.5	0.4	(0.7)
Total interest and other income (expense)	(26.2)	(2.3)	(27.4)
Income (loss) before reorganization
items, income taxes and distributions
on preferred securities	17.4	(3.7)	(10.7)
Reorganization items (3)	—	—	890.7
Income tax (expense) benefit	(6.9)	1.3	2.8
Distributions on preferred securities	—	—	(5.1)
Net income (loss)	$10.5	$(2.4)	$877.7
Earnings (loss) per common share
Basic	$0.63	$(0.15)	$40.25
Diluted	$0.63	$(0.15)	$34.43
Shares used for computation (000s)
Basic	16,526	16,500	21,809
Diluted	16,676	16,500	25,640

(1)     Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003.  All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company.  Superior Essex Inc.’s financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.’s Plan of Reorganization, and the application of fresh-start reporting.  Superior Essex Inc.’s financial results are therefore not comparable with those of Superior TeleCom Inc.

(2)     Included in cost of sales for the twelve months ended December 31, 2004 are $3.9 million in transition costs related to the Company’s June 1, 2004 acquisition of certain North American communications cable assets of Belden, Inc.

(3) Reorganization items for the period 1/1/03 to 11/10/03 consist of the following:

Professional fees	$(18.6)
Gain on cancellation of debt	976.4
Write-off deferred debt issue costs	(26.4)
Adjustments to pre-petition liabilities	(27.1)
Fresh-start adjustments	(12.1)
Other	(1.5)
Total	$890.7

Superior Essex Inc
Condensed Consolidated Balance Sheets
($ in millions)

	December 31, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$18.3	$10.6
Accounts receivable, net	145.0	100.9
Inventories, net	160.9	119.8
Other current assets	25.8	23.3
Total current assets	350.0	254.6
Property, plant and equipment (net of accumulated depreciation)	239.2	223.3
Intangibles and other assets, net	41.8	9.0
TOTAL ASSETS	$631.0	$486.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$30.8	$42.7
Accounts payable	66.2	35.9
Accrued expenses	57.5	58.2
Total current liabilities	154.5	136.8
Long-term debt	262.4	157.0
Other long-term liabilities	39.9	29.2
Total liabilities	456.8	323.0
Stockholders’ equity	174.2	163.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$631.0	$486.9

Financial Measures and Key Operating Metrics

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

          Due to the recent increases in copper costs (more than 45% during 2004) and the resulting impact on reported revenues, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper ($0.80 COMEX cost per pound) to aid in analyzing period-to-period revenues.

          Earnings before interest, taxes, depreciation and amortization, or

          “EBITDA,” is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP because it is a meaningful measure of a company’s performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates.  We have included below a reconciliation of EBITDA to operating income and net income, the GAAP financial measures most directly comparable to EBITDA.

          EBITDA as used by the Company may not be comparable to a similarly titled measure of another company.

          The Company also uses the term “Adjusted EBITDA.”  Adjusted EBITDA excludes costs incurred in connection with the reorganization of Superior TeleCom, non-cash compensation expenses, transition costs associated with acquisitions, and other (which includes settlement gains from prior period litigation, gains on sales of real estate, insurance reserve adjustments, severance costs, and other income/expense as listed on the Condensed Consolidated Income Statement for the period).  The Company believes this measure is useful in analyzing the underlying operating performance of the Company before the impact of these costs.  EBITDA and Adjusted EBITDA also assist management in evaluating operating performance and are sometimes used to evaluate performance for executive compensation.  We have included a reconciliation of EBITDA to Adjusted EBITDA.

          EBITDA and Adjusted EBITDA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from continuing operations or operating income (loss) as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income (loss), loss from continuing operations or operating income (loss).  By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company.  Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company.  By excluding the costs of the Superior TeleCom restructuring and certain transition costs related to acquisitions in Adjusted EBITDA, it may not be apparent that these costs represent a reduction in cash available to the Company.  Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

          The following terms used in this press release have the following meanings:     “EBITDA” is operating income adding back depreciation and amortization.

          “Adjusted EBITDA” is EBITDA, adding back all costs and charges in connection with Superior TeleCom’s financial restructuring, transition costs related to acquisitions, and non-cash compensation expenses and other charges.

          “Copper adjusted revenues” means revenues adjusted to a constant $0.80/lb COMEX cost of copper.

Superior Essex Inc.
Combined Financial Information (1), (2)
Periods Ended December 31, 2004 and December 31, 2003
($ in millions)

	Quarter to Date		Year to Date

	3 months ended 12/31/03	3 months ended (2)	12 months ended 12/31/04	12 months ended 12/31/03 (2)

Net sales	$383.2	$242.1	$1,424.6	$988.0
Cost of sales	345.0	218.8	1,286.1	880.6
Gross profit	38.2	23.3	138.5	107.4
Other operating expenses:
Selling, general and administrative	25.7	19.8	92.9	82.3
Restructuring items and other charges	0.4	2.9	2.0	9.8
Total other operating expenses	26.1	22.7	94.9	92.1
Operating income (3)	$12.1	$0.6	$43.6	$15.3
Net sales by segment
Communications Cable	$151.0	$81.3	$530.3	$340.2
Magnet Wire and Distribution	158.3	115.3	611.5	476.1
Copper Rod	73.9	45.5	282.8	171.7
	$383.2	$242.1	$1,424.6	$988.0

(1)     Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003.  All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company.  Superior Essex Inc.’s financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.’s Plan of Reorganization, and the application of fresh-start reporting.  Superior Essex Inc.’s financial results are therefore not comparable with those of Superior TeleCom Inc.

(2)     The combined operating results for the three and twelve months ended December 31, 2003 reflect the combination of results of Superior Essex Inc. from November 11, 2003 to December 31, 2003 and the results of Superior TeleCom Inc. for the applicable period prior to November 11, 2003.  The information is provided for comparative purposes only, but the value of such a comparison may be limited.  The combined financial information for the three and twelve month periods in 2003 is merely additive and does not give pro forma effect to the transactions provided for in the Plan of Reorganization or the application of fresh- start reporting.

(3) Operating income is before other income and expense, reorganization items, interest expense, income taxes and preferred securities distributions.

Superior Essex Inc.
Supplemental Financial Information (1)
Three Months Ended December 31, 2004 and December 31, 2003 ($ in millions)

	Superior Essex Inc. Three months ended 12/31/04	Combined entities(2) Three months ended 12/31/03

Net sales
Communications Cable	$151.0	$81.3
Magnet Wire and Distribution	158.3	115.3
Copper Rod	73.9	45.5
	$383.2	$242.1
Net sales, copper price adjusted (3)
Communications Cable	$131.6	$81.3
Magnet Wire and Distribution	129.5	112.8
Copper Rod	43.8	39.5
Net sales, copper price adjusted	$304.9	$233.6
Constant cost of copper adjustment	78.3	8.5
Net sales (GAAP)	$383.2	$242.1
Adjusted EBITDA
EBITDA (4)	$18.5	$6.3
Add back:
Restructuring items and other charges	0.4	2.9
Transition costs associated with
acquisition	0.7	—
Non-cash employee compensation	0.6	0.2
Other	(0.4)	(0.2)
	$19.8	$9.2
Adjusted EBITDA by segment
Communications Cable	$15.1	$5.8
Magnet Wire and Distribution	9.6	5.2
Copper Rod	1.0	0.9
Corporate and other	(5.9)	(2.7)
	$19.8	$9.2

(1)     Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003.  All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company.  Superior Essex Inc.’s financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.’s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

(2)     The combined operating results for the three months ended December 31, 2003 reflect the combination of results of Superior Essex Inc. from November 11, 2003 to December 31, 2003 and the results of Superior TeleCom Inc. for the applicable period prior to November 11, 2003.  The information is provided for comparative purposes only, but the value of such a comparison may be limited.  The combined financial information for the three month period in 2003 is merely additive and does not give pro forma effect to the transactions provided for in the Plan of Reorganization or the application of fresh-start reporting.

(3) Adjusted to a constant $0.80 COMEX copper cost per pound

(4) The reconciliation from net income and operating income to EBITDA is as follows:

Net income	$3.6	$929.1
Add back:
Income tax expense (benefit)	1.8	(1.8)
Reorganization items	—	(931.0)
Total interest and other expense (net)	6.7	4.3
Operating income	$12.1	$0.6
Add back depreciation/amortization	6.4	5.7
EBITDA	$18.5	$6.3

Superior Essex Inc.
Supplemental Financial Information (1)
Twelve Months Ended December 31, 2004 and December 31, 2003
($ in millions)

	Superior Essex Inc. Twelve months ended 12/31/04	Combined entities(2) Twelve months ended 12/31/03

Net sales
Communications Cable	$530.3	$340.2
Magnet Wire and Distribution	611.5	476.0
Copper Rod	282.8	172.0
	$1,424.6	$988.2
Net sales, copper price adjusted (3)
Communications Cable	$478.7	$344.7
Magnet Wire and Distribution	520.3	482.1
Copper Rod	181.8	170.3
Net sales, copper price adjusted	$1,180.8	$997.1
Constant cost of copper adjustment	243.8	(8.9)
Net sales (GAAP)	$1,424.6	$988.2
Adjusted EBITDA
EBITDA (4)	$65.7	$43.1
Add back:
Restructuring items and other charges	2.0	9.8
Transition costs associated with
acquisition	2.4	—
Non-cash employee compensation	2.1	1.0
Other	(0.8)	(0.3)
	$71.4	$53.6
Adjusted EBITDA by segment
Communications Cable	$44.9	$31.0
Magnet Wire and Distribution	39.5	32.1
Copper Rod	2.3	1.2
Corporate and other	(15.3)	(10.7)
	$71.4	$53.6

(1)     Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003.  All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company.  Superior Essex Inc.’s financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.’s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

(2)     The combined operating results for the twelve months ended December 31, 2003 reflect the combination of results of Superior Essex Inc. from November 11, 2003 to December 31, 2003 and the results of Superior TeleCom Inc. for the applicable period prior to November 11, 2003.  The information is provided for comparative purposes only, but the value of such a comparison may be limited.  The combined financial information for the twelve month period in 2003 is merely additive and does not give pro forma effect to the transactions provided for in the Plan of Reorganization or the application of fresh-start reporting.

(3) Adjusted to a constant $0.80 COMEX copper cost per pound

(4) The reconciliation from net income and operating income to EBITDA is as follows:

Net income (loss)	$10.5	$875.3
Add back:
Distributions on preferred securities	—	5.1
Income tax expense (benefit)	6.9	(4.1)
Reorganization items	—	(890.7)
Total interest and other expense (net)	26.2	29.7
Operating income	$43.6	$15.3
Add back depreciation/amortization	22.1	27.8
EBITDA	$65.7	$43.1

SOURCE  Superior Essex Inc.
     -0-                                        02/17/2005
     /CONTACT:  Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
     /Web site:  http://www.superioressex.com /